Exhibit 10.28

2014 EXECUTIVE NQSO AGREEMENT

<Participant Full Name>

Dear <Participant First Name>

Congratulations, you have been awarded a stock option grant in recognition of your contributions to the success of HMS Holdings Corp. (the “Company”) and its Affiliates.  A stock option grant gives you the right to purchase a specific number of shares of the Company’s common stock at a fixed price, assuming that you satisfy conditions of the Company’s Fourth Amended and Restated 2006 Stock Plan (the “Plan”) and the implementing agreement.  We would like you to have an opportunity to share in the continued success of the Company through this stock option grant under the Plan.  The following represents a brief description of your grant.  Additional details regarding your award are provided in the attached Nonqualified Stock Option Agreement (the “Grant Agreement”) and in the Plan.

Stock Option Grant Summary:

Date of Grant	November 12, 2014
Option Shares	<Number of Shares Granted>
Exercise Price per Share	$
Exercisability

One-sixth of the Option Shares on each of the first, second and third anniversaries of the Date of Grant, with the remainder becoming exercisable as provided in Exhibit A to the Grant Agreement. Each of those dates is an “Exercisability Date.”

Term Expiration Date	,

•                  You have been granted a nonqualified stock option to purchase Shares of the Company’s common stock.  The total number of Shares under your grant is in the chart above under “Option Shares” and the price per share is under “Exercise Price per Share.”

•                  The potential value of your stock option grant increases if the price of the Company’s stock increases, but you also have to continue to provide services to the Company (except as the Grant Agreement provides) to actually receive such value.  Of course, the value of the stock may go up and down over time.

•                  You can’t exercise the stock option (actually purchase the shares) until it becomes exercisable.  Your stock option becomes exercisable as provided in the chart above under Exercisability, assuming you remain an employee of or member of the Board of Directors of the Company and subject to the terms in the Grant Agreement.

•                  Whether or not you decide to exercise your stock option and purchase the stock is your decision, and, you have until the stock option expires (which will be no later than the seventh anniversary of the Date of Grant but can end earlier in various situations) to make that decision.

•                  Once you have purchased the Shares, you will own them and may decide whether to hold the stock, sell the stock or give the stock to someone as a gift.

You can access the Merrill Lynch portal updates and information: https://www29.benefits.ml.com/login/login.aspx.  Please email IR@hms.com with any questions.

HMS HOLDINGS CORP.

NONQUALIFIED STOCK OPTION GRANT AGREEMENT FOR EXECUTIVES

HMS Holdings Corp. (the “Company”) has granted you an option (the “Option”) under the HMS Holdings Corp. Fourth Amended and Restated 2006 Stock Plan (as it may be amended from time to time) (the “Plan”).  The Option lets you purchase a specified number (the “Option Shares”) of Shares of the Company’s common stock, at a specified price per Share (the “Exercise Price”).

The individualized communication you received (the “Cover Letter”) provides the details for your Option.  It specifies the number of Option Shares, the Exercise Price, the Date of Grant, the schedule for exercisability, and the latest date the Option will expire (the “Term Expiration Date”).

The Option is subject in all respects to the applicable provisions of the Plan.  This Grant Agreement does not cover all of the rules that apply to the Option under the Plan; please refer to the Plan document.  Capitalized terms are defined either further below in this grant agreement (the “Grant Agreement”) or in the Plan.

The Plan document is available on the Merrill Lynch website.  The Prospectus for the Plan, the Company’s S-8, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review under the Investor Relations tab on the Company’s web site.  You may also obtain paper copies of these documents upon request to the Company’s Investor Relations department (IR@HMS.com).

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, exercisability of the Option, the value of the Company’s stock or of this Option, or the Company’s prospects.  The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the Option; you agree to rely only upon your own personal advisors.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE OPTION OR THE SECURITIES THAT MAY BE PURCHASED UPON EXERCISING THE OPTION WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO HMS HOLDINGS CORP. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Option Exercisability

While your Option remains in effect under the Option Expiration section, you may exercise any exercisable portions of the Option (and buy the Option Shares) under the timing rules of this section, provided that you may not exercise the Option for fewer than 100 full shares at any particular time unless fewer than 100 remain unexercised.

The Option will become exercisable on the schedule provided in the Cover Letter to this Grant Agreement assuming that through each Exercisability Date, (i) if you received the Option in your capacity as an employee of the Company, you remain an employee or (ii) if you received the Option in your capacity as a member of the Company’s Board, you remain a member of the Company’s Board. Any fractional shares will be carried forward to the following Exercisability Date, unless the Committee selects a different treatment. For purposes of this Grant Agreement, employment with the Company will include employment with any Affiliate whose employees are then eligible to receive Awards under the Plan. Unless the Committee determines otherwise, if an entity employing you ceases to be an Affiliate, your employment with the Company will be treated as ended even though you continue to be employed by that entity.

Exercisability will accelerate fully on your disability or death, including with respect to the Performance Option Shares (as defined below). For this purpose, “disability” means permanent and total disability as defined by Section 22(e)(3) of the Code. Exercisability will continue and increase (until fully exercisable) over the two years following your date of Retirement. “Retirement” for this purpose means cessation of service on or after attaining age 60 and completing five years of service with the Company.

Change in Control

If a Change in Control occurs, your Option will be treated as provided in Section 11 of the Plan if, within 24 months following the Change in Control, your employment or service ends on a termination without cause (as determined by the Committee or the Board), provided also that the Option will remain outstanding for 12 months following such termination but not beyond the Term Expiration Date.

Option Expiration

The Option will expire no later than the close of business on the Term Expiration Date. Unexercisable portions of the Option expire immediately when you cease to be employed (unless you are concurrently remaining or becoming a member of the Board, or, for a Board member, concurrently remaining or becoming an employee of the Company). If the Company terminates your employment or service for cause, the Option will immediately expire without regard to whether it is then exercisable.

Exercisable portions of the Option remain exercisable until the first to occur of the following (the “Final Exercise Date”), each as defined further in the Plan or the Grant Agreement:

•      Three months (measured to the corresponding date in the month) after your employment (or directorship) ends if you resign or if the Company terminates your employment or service without cause (as determined under the Plan), except as provided above under Change in Control

• For death or Disability, the first anniversary of the date employment or service ends

• For Retirement, the end of the second year following your date of Retirement

• The Term Expiration Date

The Committee can override the expiration provisions of this Grant Agreement.

Method of Exercise and Payment for Shares

Subject to this Grant Agreement and the Plan, you may exercise the Option only by providing a written notice (or notice through another previously approved method, which could include a web-based or voice- or e-mail system) to the Secretary of the Company or to whomever the Committee designates, received on or before the date the Option expires. Each such notice must satisfy whatever then-current procedures apply to that Option and must contain such representations (statements from you about your situation) as the Company requires. You must, at the same time, pay the Exercise Price using one or more of the following methods:

Cash/Check	cash or check in the amount of the Exercise Price payable to the order of the Company;

Cashless Exercise

an approved cashless exercise method, including directing the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under the Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and, if you so elect, any required tax withholdings;

Net Exercise

by delivery of a notice of “net exercise” to or as directed by the Company, as a result of which you will receive (i) the number of shares underlying the portion of the Option being exercised less (ii) such number of shares as is equal to (A) the aggregate Exercise Price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

Stock

if permitted by the Committee, by delivery of Shares owned by you, valued at their Fair Market Value, provided (i) applicable law then permits such method of payment, (ii) you owned such Shares, if acquired directly from the Company, for such minimum period of time, if any, as the Committee may establish in its discretion, and (iii) the Shares are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar restrictions; or

any combination of the above permitted forms for payment.

Withholding

Issuing the Option Shares is contingent on satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the U.S., Federal, state, and local taxes). The Company may take any action permitted under Section 14(c) of the Plan to satisfy such obligation, including satisfying the tax obligations by (i) reducing the number of Option Shares to be issued to you in connection with any exercise of the Option by that number of Option Shares (valued at their Fair Market Value on the date of exercise) that would equal all taxes required to be withheld (at their minimum withholding levels), (ii) accepting payment of the withholdings from a broker in connection with a Cashless

Exercise of the Option or directly from you, or (iii) taking any other action under Section 14(c) of the Plan.  If a fractional share remains after deduction for required withholding, the Company will pay you the value of the fraction in cash.

Compliance with Law

You may not exercise the Option if the Company’s issuing stock upon such exercise would violate any applicable Federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the Option Shares in violation of applicable law. As part of this prohibition, you may not use the Cashless Exercise methods if the Company’s insider trading policy then prohibits you from selling to the market.

Additional Conditions to Exercise

The Company may postpone issuing and delivering any Option Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death is entitled to do so;

your complying with any requests for representations under the Plan; and

your complying with any Federal, state, or local tax withholding obligations.

Additional Representations from You

If you exercise the Option at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you. You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on Employment or Other Relationship

Nothing in this Grant Agreement restricts the Company’s rights or those of any of its Affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its Affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Not a Shareholder

You understand and agree that the Company will not consider you a shareholder for any purpose with respect to any of the Option Shares until you have exercised the Option, paid for the shares, and received evidence of ownership.

No Effect on Running Business

You understand and agree that the existence of the Option will not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Governing Law	The laws of the State of New York will govern all matters relating to the Option, without regard to the principles of conflict of laws.

Restrictive Covenants Clawback

If the Board or the Committee determines, in its sole discretion, that you violated or are violating any of the Restrictive Covenants set forth below under the section titled “Restrictive Covenants,” the Option will immediately terminate without regard to whether it is then Vested in whole or in part.  In addition, the Board or the Committee may, in its sole discretion, require from you payment or transfer to the Company of the Gain from the Option, where the “Gain” consists of the greatest of (i) the value of the Option Shares on the date, within the Recovery Measurement Period, on which you exercised the Option with respect to such Option Shares, (ii) the value of the Option Shares received upon exercise during the Recovery Measurement Period, as determined on the date of the request by the Committee to pay or transfer, (iii) the gross (before tax) proceeds you received from any sale of the Option Shares during the Recovery Measurement Period, and (iv) if transferred without sale during the Recovery Measurement Period, the value of the Option Shares when so transferred.  The Board or the Committee may determine the recoupment method in its sole discretion for any portion of the Option transferred (where permitted) before being exercised.  The “Recovery Measurement Period” means the 12 months before the date of the determination of violation.  The provisions in this section are essential economic conditions to the Company’s grant of the Option to you. By acknowledging receipt of the grant of the Option hereunder, you agree that the Company may deduct from any amounts it owes you from time to time (such as any severance or other payments owed following a termination of employment, as well as any other amounts owed to you by the Company, as permitted by applicable law) to the extent of any amounts you owe the Company under this Restrictive Covenants Clawback section.

You acknowledge that you would not be receiving the Option described herein but for your agreement to comply with the Restrictive Covenants. Likewise, you acknowledge that you would be unjustly enriched if you violate the Restrictive

Covenants, while being able to retain some or all of the Option Shares or the gain associated with them. Furthermore, you acknowledge and agree that the damages for your breach of the Restrictive Covenants are not subject to calculation and that the remedies set forth in this Restrictive Covenants Clawback section, therefore, will only reimburse the Company for a portion of the damage done. For this reason, the Company shall be entitled to recover from you any and all damages Company has suffered and, in addition, Company will be entitled to injunctive relief. The parties agree that the forfeiture of the Option and payments described in this section are expressly not Company’s exclusive or sole remedy.

This remedy is in addition to any other remedies that the Company may have available in law or equity with respect to breaches of the Restrictive Covenants below. It is also in addition to, and not in substitution for, any other clawback policies that may be adopted from time to time, including any required by Federal law, such as under Section 304 of the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Payment is due in cash or cash equivalents within 10 days after the Board or the Committee provides notice to you that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Company may, but is not required to, accept retransfer of shares in lieu of cash payments.

Restrictive Covenants	In consideration of the terms of this Option and your access to Proprietary Information (as defined below), you agree to the Restrictive Covenants set forth below.

Confidential Information

You have or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Proprietary Information”) in the course of your employment. Examples of Proprietary Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, software of the Company in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including “library subroutines” and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company, analytical models, customer/client lists and information, and supplier and vendor lists and information. You agree not to disclose or use Proprietary Information, either during or after your employment with the Company, except as necessary to perform your duties or as the Company may consent in writing.

Non- competition and Non- solicitation

You agree that while the Company employs you and for a period of 12 months after your employment ends for any reason , you will not directly or indirectly (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise) do any of the following:

(i)            Compete. In the geographical area where the Company does business or, at the time your employment ends, plans to do business, you will not engage or assist others in engaging in any business or enterprise that competes with the

Company’s business, including any business or enterprise that develops, designs, produces, manufactures, markets, licenses, sells, renders, or provides any product or service that competes with any product or service actually or planned to be developed, designed, produced, manufactured, marketed, licensed, sold, rendered, or provided by the Company while you are or were employed by the Company; provided that your passive ownership of not more than 1% of the outstanding stock of a publicly-held company will not, by itself, violate this provision. For purposes of this Grant Agreement, you agree that the Company does business throughout and plans to do business throughout the United States;

(ii)           Solicit Clients, Customers, or Accounts. You will not, either alone or in association with others, actually or attempt to solicit, divert, or take away the business or patronage of any of the Company’s clients, customers, or accounts, or prospective clients, customers, or accounts, that the Company contacted, solicited, or served while you were employed by the Company or about which you have Proprietary Information, provided that this provision does not prevent you from soliciting clients, customers, or accounts (if you are not using Proprietary Information to do so) for purposes that are not in actual or potential competition with the Company;

(iii)          Solicit or Hire Company Employees and Independent Contractors. You will not, either alone or in association with others, actually or attempt to (x) solicit, recruit or induce any Company employee or independent contractor to leave the Company’s service or (y) solicit, recruit, hire, or engage as an employee or independent contractor any individual whom the Company employed or engaged at any time while you were employed by the Company, except for an individual whose employment or other service relationship with the Company ended at least six months before the date of your action; and/or

(iv)          Disclose or Utilize Product Development. You will not, either alone or in association with others, disclose to, or utilize for the benefit of, any entity other than the Company, any systems or product development ideas, concepts, or strategies that you or others in communication with you explored, generated, initiated, or discussed for potential implementation during your employment with the Company, even if the Company has not implemented such ideas, concepts, or strategies by the time your employment with the Company ends.

  For the purposes of subsection (ii) “Solicit Clients, Customers, or Accounts”, the terms “customer,” “client,” or “account” as applied to governmental agencies will mean the agency or department for which any of the products or services of the Company are sold or performed during the applicable period, any related program office, and any agency, department, or office that succeeds to the functions of any agency, department, or office to which the Company then provides or within the preceding 12 months provided goods or services (to the extent that the successor replaces part or all of the customer or client to which the Company provided goods or services).

General	To the extent that you and the Company agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, you and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein, and the terms of these Restrictive Covenants do not supersede or amend any others currently or in the future in place.

By accepting this Option grant, you agree that the provisions of this Restrictive Covenants section (and the related Restrictive Covenants Clawback section) are reasonable and necessary to protect the legitimate interests of the Company.

Notices

Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Committee if you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Committee) at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Committee will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

Amendment

Subject to any required action by the Committee or the shareholders of the Company, the Company may cancel the Option and provide a new Award in its place, provided that the Award so replaced will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Option to the extent then exercisable.

Plan Governs

Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of Option Shares and the Exercise Price and other terms of the Option from time to time as the Plan provides.

EXHIBIT A

The exercisability of 50% of the Shares covered by the Option (the “Performance Option Shares”) is subject to the following conditions:

A.    Service Condition

The Performance Option Shares will become exercisable according to the applicable schedule described in Paragraph C below, provided you remain employed by the Company as of each applicable exercisability date set forth below.

B.              Performance Conditions

1.     The Company’s average closing price per Share as reported on the NASDAQ Global Select Market during at least one measurement period (as described below) must be at least 25% higher than the Exercise Price per Share specified in the Stock Option Grant Summary.

2.     The measurement period will consist of the applicable trading days in any consecutive 30 (thirty) calendar day period preceding the first, second and/or third anniversaries of the Date of Grant.

3.     On each anniversary of the Date of Grant (or as promptly as practicable thereafter), the Company will calculate the average closing price for the applicable measurement periods preceding such date in order to determine if the performance condition has been satisfied.

C.               Exercisability

1.     Performance Condition Achieved prior to First Anniversary of Date of Grant. If the performance condition is achieved prior to the first anniversary of the Date of Grant, the Performance Option Shares will become exercisable in equal installments pursuant to the following schedule:

Exercisability Date	Proportion of Performance Option Shares Exercisable as of the Exercisability Date
1st anniversary of Date of Grant	One-third of the Performance Option Shares
2nd anniversary of Date of Grant	One-third of the Performance Option Shares
3rd anniversary of Date of Grant	One-third of the Performance Option Shares

2.     Performance Condition Achieved after First Anniversary but before Second Anniversary of the Date of Grant. If the performance condition is achieved after the first anniversary but before the second anniversary of the Date of Grant, the Performance Option Shares will become exercisable pursuant to the following schedule:

Exercisability Date	Proportion of Performance Option Shares Exercisable as of the Exercisability Date
1st anniversary of Date of Grant	-0-
2nd anniversary of Date of Grant	Two-thirds of the Performance Option Shares
3rd anniversary of Date of Grant	One-third of the Performance Option Shares

3.     Performance Condition Achieved after Second Anniversary but before Third Anniversary of the Date of Grant. If the performance condition is achieved after the second anniversary but before the third anniversary of the Date of Grant, the Performance Option Shares will become fully exercisable as of such third anniversary pursuant to the following schedule:

Exercisability Date	Proportion of Performance Option Shares Exercisable as of the Exercisability Date
1st anniversary of Date of Grant	-0-
2nd anniversary of Date of Grant	-0-
3rd anniversary of Date of Grant	100% of the Performance Option Shares

4.     Performance Condition Not Achieved before the Third Anniversary of the Date of Grant. Except in the event of death, Disability or a Change of Control prior to the third anniversary of the Date of Grant (in which case the terms set forth in the Grant Agreement will apply and, for the avoidance of doubt, the performance condition will no longer be applicable), if the performance condition is not achieved by the third anniversary of the Date of Grant, no portion of the Performance Option Shares will become exercisable and the Performance Option Shares shall be forfeited.